Exhibit 10.16
POSTROCK ENERGY CORPORATION
2010 LONG-TERM INCENTIVE PLAN
RESTRICTED SHARES AWARD AGREEMENT

Date of Grant:	April 26, 2010

Number of Restricted Shares Granted:	8,328
          This Restricted Shares Award Agreement (the “Agreement”) dated April 26, 2010, is made by and between PostRock Energy Corporation, a Delaware corporation (the “Company”), and David C. Lawler (“Participant”).
RECITALS:
          A. The Company established the 2010 Long-Term Incentive Plan (the “Plan”) under which the Company may grant eligible employees and non-employee directors of the Company and its Subsidiaries certain equity-based awards.
          B. Participant is an eligible employee or non-employee director of the Company or one of its Subsidiaries and, pursuant to the Paragraph 5 of the first amendment to Participant’s employment agreement, as a result of achieving certain 2009 MIP performance targets, the Company has elected to grant to Participant Restricted Shares under the Plan pursuant to and in accordance with this Agreement.
AGREEMENT:
          1. Incorporation of Plan.
          All provisions of this Agreement and the rights of Participant hereunder are subject in all respects to the provisions of the Plan and the powers of the Plan Committee therein provided. Capitalized terms used in this Agreement but not defined herein shall have the meaning set forth in the Plan.
          2. Grant of Restricted Shares.
          Subject to the conditions and restrictions set forth in this Agreement and in the Plan, the Company hereby grants to Participant that number of Restricted Shares identified above opposite the heading “Number of Restricted Shares Granted.”
          3. Restrictions on Transfer/Period of Restriction.
          Subject to any exceptions set forth in this Agreement or in the Plan, the Restricted Shares or the rights relating thereto may not be sold, transferred, gifted, bequeathed, pledged, assigned, or otherwise alienated or hypothecated, voluntarily or involuntarily, prior to the Vesting Date for the Restricted Shares (as provided below). On the Vesting Date, the restriction on transfer shall lapse and the Restricted Shares, if not previously forfeited pursuant to Section 4 below, will become freely transferable under this Agreement and the Plan, subject only to such further limitations on transfer, if any, as may exist under applicable law or any other agreement binding upon Participant. Subject to any exceptions listed in this Agreement or in the Plan, all Restricted Shares under this Agreement shall become fully vested on April 26, 2011 (the “Vesting Date”).
          4. Forfeiture Prior to Vesting.
     (a) General Rule. Except as provided below in Section 4(c) of this Agreement, if Participant experiences a Termination of Affiliation with the Company or any of its Subsidiaries before the end of the Period of Restriction for the Restricted Shares, Participant will thereupon immediately forfeit all unvested Restricted Shares, and the full ownership of such Restricted Shares and rights will revert to the Company. Upon such forfeiture, Participant shall have no further rights under this Agreement. For purposes of this Agreement, transfer of employment between the Company and any of its Subsidiaries does not constitute a Termination of Affiliation.
     (b) No Vesting Upon Death and Disability. Section 5.4(b) of the Plan shall not apply and thus the Restricted Shares granted under this Agreement will not become fully vested if Participant has a Termination of Affiliation on account of death or Disability.
     (c) Actual or Constructive Termination of Affiliation by the Company. Notwithstanding Section 4(a) of this Agreement, if Participant experiences a Termination of Affiliation before the end of the Period of Restriction due to the Company’s termination of Participant’s employment without “Cause” or due to Participant’s resignation for “Good Reason” (as the terms “Cause” and “Good Reason” are defined in Participant’s Employment Agreement dated April 10, 2007, as amended, or any successor employment agreement between the Company and Participant), all restrictions on the Restricted Shares will lapse and cease to be effective as of the date of Participant’s Termination of Affiliation by the Company without Cause or Participant for Good Reason. For the avoidance of doubt, for purposes of this Section 4(c), the definitions of “Cause” and “Good Reason” set forth in the Plan are not applicable.
          5. Certificates.
          The Restricted Shares shall be issued in the name of Participant as of the Date of Grant. The certificates representing the Restricted Shares shall bear a legend similar to the following:
THE SHARES REPRESENTED BY THIS CERTIFICATE ARE RESTRICTED SECURITIES AND SUBJECT TO CERTAIN CONDITIONS UNDER THE POSTROCK ENERGY CORPORATION 2010 LONG-TERM INCENTIVE PLAN AND THE APPLICABLE RESTRICTED SHARES AWARD AGREEMENT PURSUANT TO WHICH THE SHARES WERE ISSUED. THESE SHARES ARE SUBJECT TO A RISK OF FORFEITURE AND CANNOT BE SOLD, DONATED, TRANSFERRED OR IN ANY OTHER MANNER ENCUMBERED EXCEPT IN ACCORDANCE WITH THE TERMS OF SUCH PLAN AND AGREEMENT, COPIES OF WHICH ARE

AVAILABLE FOR INSPECTION AT THE PRINCIPAL OFFICE OF POSTROCK ENERGY CORPORATION.
          6. Dividends and Voting.
          Participant is entitled to (a) receive all dividends, whether payable in stock or cash, or other distributions, declared on or with respect to any Restricted Shares as of a record date that occurs during the Period of Restriction (and before any forfeiture of the Restricted Shares), payable at the same time as such dividends or distributions are made to the Company’s shareholders, and (b) exercise all voting rights with respect to the Restricted Shares, if the record date for the exercise of such voting rights occurs during the Period of Restriction (and before any forfeiture of the Restricted Shares).
          7. Plan Committee Authority.
          Any questions concerning the interpretation of this Agreement and any controversy which arises under this Agreement shall be settled by the Plan Committee in its sole discretion.
          8. Headings.
          Headings are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.
          9. Notice of I.R.C. Section 83(b) Election.
          If Participant desires to make an election under Section 83(b) of the Code relating to the award of Restricted Shares, Participant shall notify the Company or its delegate in writing of such election within 30 days of the Date of Grant. Participant shall be solely responsible for making such a Section 83(b) election and satisfying all notice and filing requirements under the Code.
          10. Designation of Beneficiary.
          Participant may designate a person or persons to receive, in the event of his death, any Shares resulting from the vesting of Restricted Shares or other property then or thereafter distributable relating to such Shares. Such designation may be made either in the space indicated at the end of this Agreement or in a written instrument delivered to the Company. If Participant fails effectively to designate a beneficiary, then the person(s), or trust(s) entitled by will or the laws of descent and distribution shall be deemed to be the beneficiary of the transfer.
          11. Tax Withholding.
          To the extent that the grant or vesting of any of the Restricted Shares granted hereunder may obligate the Company to pay withholding taxes on behalf of Participant, the Company shall have the power to withhold, or require Participant to remit to the Company, an amount sufficient to satisfy any such federal, state, local or foreign withholding tax requirements.

          12. Amendment.
          This Agreement may be amended only by a writing executed by the parties hereto which specifically states that it is amending this Agreement.
          13. Governing Law.
          The laws of the State of Delaware will govern the interpretation, validity and performance of this Agreement regardless of the law that might be applied under principles of conflicts of laws.
          14. Binding Effect.
          Except as expressly stated herein to the contrary, this Agreement will be binding upon and inure to the benefit of the respective heirs, legal representatives, successors and assigns of the parties hereto.
          This Agreement has been executed and delivered by the parties hereto effective the day and year first above written.

POSTROCK ENERGY CORPORATION
By:	/s/ Gary Pittman
Gary Pittman

PARTICIPANT
/s/ David C. Lawler
David C. Lawler

Designation of Beneficiary [redacted]
(Relationship to Recipient)

[redacted]

(Name of Beneficiary)

(Street Address)

(City, State, Zip Code)

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